Exhibit (m)(1)(d)
SCHEDULE A*
CLASS A
PL Portfolio Optimization Conservative
PL Portfolio Optimization Moderate-Conservative
PL Portfolio Optimization Moderate
PL Portfolio Optimization Moderate-Aggressive
PL Portfolio Optimization Aggressive
PL Money Market Fund
PL Income Fund

*	Effective December 31, 2010